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                                                                Exhibit 99(c)(3)


                             SHAREHOLDER'S AGREEMENT


         THIS SHAREHOLDER'S AGREEMENT is made and entered into as of this 26th day of October 1999, among SIGMA CIRCUITS, INC., Inc., a Delaware corporation ("PARENT"), T MERGER SUB (OR), INC., an Oregon corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and ROBERT L. PRAEGITZER (the
"SHAREHOLDER").

         WHEREAS the Shareholder desires that PRAEGITZER INDUSTRIES INC., Inc., an Oregon corporation (the "COMPANY"), Parent and Purchaser enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") with respect to the merger of Purchaser with and into the Company (the "MERGER"); and

         WHEREAS the Shareholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Purchaser to enter into and execute, the Merger Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         SECTION 1. REPRESENTATIONS AND WARRANTIES. The Shareholder represents and warrants to Parent and Purchaser as follows:

                  (a) The Shareholder is the record and beneficial owner of the number of shares of Common Stock of the Company (the "COMPANY COMMON STOCK"), separately identified as such, set forth opposite the Shareholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 5, the Shareholder's "SHARES"). Except for the Shareholder's Shares and any other shares of Company Common Stock subject hereto, the Shareholder is not the record or beneficial owner of any shares of Company Common Stock.

                  (b) This Agreement has been duly authorized, executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder's Shares are subject. To the best of the Shareholder's knowledge, consummation by the Shareholder of the


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

transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder's Shares.

                  (c) The Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or as listed on Annex I annexed hereto.

                  (d) Except for fees payable to Adams, Harkness & Hill, Inc. and McDonald Investments, Inc., no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

                  (e) The Shareholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Purchaser.

         SECTION 2. AGREEMENT TO TENDER OR SELL. (a) The Shareholder hereby agrees that it shall tender his Shares into the Offer (as defined in the Merger Agreement) and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional); PROVIDED, HOWEVER, that if the Shareholder is unable to tender any Shares that are pledged to KeyBank National Association ("KEYBANK"), as set forth on Annex I, the Shareholder shall not be obligated to tender such Shares; PROVIDED FURTHER that the Shareholder shall sell such Shares to Purchaser, and Purchaser shall purchase such Shares from Shareholder at the Per Share Amount prior to the Effective Time promptly upon termination of the pledge agreements between the Shareholder and KeyBank relating to such Shares. Purchaser hereby agrees that, if the Offer is consummated, it will satisfy the liabilities secured by the pledge of Shares to KeyBank prior to the Effective Time.

         (b) The Shareholder shall tender his Shares (other than the Shares pledged to KeyBank) not later than fourteen business days following commencement of the Offer, other than with respect to the Shares subject to the CBL Insured Credit Facility Agreement (the "CBL AGREEMENT") referred to on Annex I which shall be tendered not later than one business day prior to the initially scheduled expiration of the Offer; PROVIDED, HOWEVER, that if the Shares subject to the CBL Agreement are not tendered as aforesaid, any damages of Purchaser shall be limited to $5,000,000.

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


          SECTION 3. COVENANTS. The Shareholder agrees with, and covenants to, Parent and Purchaser as follows:

                  (a) The Shareholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (the term "TRANSFER" shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shareholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except with respect to election of directors at the Company's annual meeting, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                  (b) Subject to Section 8, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of the Shareholder, whether or not such person is purporting to act on behalf of the Shareholder or otherwise, shall be deemed to be a violation of this Section 3(b) by the Shareholder.

         SECTION 4.  GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

                  (a) Subject to the provisions of the pledge agreements with Keybank, the Shareholder hereby irrevocably grants to, and appoints, Parent and Mark A. Belnick, and any other individual who shall hereafter be designated by Parent, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or By-laws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "COMPETING TRANSACTION").

                  (b) Subject to the provisions of the pledge agreements with KeyBank, the Shareholder represents that any proxies heretofore given in respect of the Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 60.231 of the Oregon Business Corporation Act (the "CORPORATION LAW").

         SECTION 5. CERTAIN EVENTS. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Shareholder, the number of Shares listed on Schedule A beside the name of the Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by the Shareholder.

         SECTION 6. STOP TRANSFER. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Shareholder's Shares, unless such transfer is made to Parent or Purchaser or otherwise in compliance with this Agreement.

         SECTION 7. VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by Parent and Purchaser and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become, an "Interested shareholder" with whom the Company would be


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prevented for any period pursuant to Section 60.825 - 60.845 of the Corporation
Law from engaging in any "Affiliated transaction" (as such terms are defined in Section 60.825 of the Corporation Law) then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

         SECTION 8. SHAREHOLDER CAPACITY. The Shareholder does not make any agreement or understanding in his capacity as director or officer of the Company. The Shareholder signs solely in his capacity as the record holder and beneficial owner of Shareholder's Shares and nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         SECTION 9. FURTHER ASSURANCES. The Shareholder shall, upon request of Parent or Purchaser execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shareholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

         SECTION 10. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the date that Parent or Purchaser shall have purchased and paid for the Shares of the Shareholder pursuant to Section 2; PROVIDED, HOWEVER, that the termination of this Agreement shall not relieve any party of liability for breach of this Agreement prior to termination.

         SECTION 11. PUBLIC ANNOUNCEMENTS. The Shareholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 12. MISCELLANEOUS.

                  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

                  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Purchaser, to the address set forth in Section 8.5 of the Merger Agreement; and
(ii) if to a


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Shareholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by the Shareholder.

                  (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of Parent, Purchaser and the Shareholder and delivered to Parent, Purchaser and the Shareholder.

                  (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (f) This Agreement shall be governed by, and construed in accordance with, the laws of the New York and, to the extent expressly provided herein, the Corporation Law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

                  (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (i) The Shareholder agrees that irreparable damage would occur and that Parent and Purchaser would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.


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The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

                  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.




























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                  IN WITNESS WHEREOF, Parent, Purchaser and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.



                                                     /s/ Robert L. Praegitzer
                                                     ------------------------
                                                     Robert L. Praegitzer,
                                                     Shareholder



                                                     SIGMA CIRCUITS, INC.



                                                     By: /s/ Jeffrey D. Mattfolk
                                                         -----------------------
                                                     Name: Jeffrey D. Mattfolk
                                                     Title: Vice President



                                                     T MERGER SUB (OR), INC.



                                                     By: /s/ Jeffrey D. Mattfolk
                                                         -----------------------
                                                     Name: Jeffrey D. Mattfolk
                                                     Title: Vice President





ACKNOWLEDGED AND AGREED
TO AS TO SECTION 6:

PRAEGITZER INDUSTRIES INC.



By: /s/ Matthew J. Bergeron
   ---------------------------------------
Name: Matthew J. Bergeron
Title: President and Chief Operating Officer


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                                  SCHEDULE A

Robert L. Praegitzer              8,119,375 shares outstanding
19801 SW 72nd Avenue                125,000 shares issuable upon
Tualatin, Oregon 97062                   exercise of options

                                  ANNEX I TO
                            SHAREHOLDER'S AGREEMENT


1. An aggregate of 2,656,500 shares of Company Common Stock have been pledged to Keybank National Association ("Keybank") pursuant to two Pledge Agreements dated June 11, 1999 between Mr. Praegitzer and Keybank.

2. 2,900,000 shares of Company Common Stock are subject to the CBL Insured Credit Facility Agreement dated April 21, 1998 between Mr. Praegitzer and Credit Bancorp Limited.

3. 700,000 shares of Company Common Stock are subject to a margin account agreement with Merrill Lynch.

4. 1,619,875 shares of Company Common Stock are subject to a margin account agreement with EVEREN Securities.




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